MANUFACTURING SERVICES AGREEMENT

THIS AGREEMENT (the "Agreement") is effective as of April 1, 2002 (the "Commencement Date"), by and between LIFESTREAM TECHNOLOGIES, INC. a(n) Nevada corporation having a principal place of business at 510 Clearwater Loop, Ste 101, Post Falls, ID 83814 ("LIFESTREAM") and SCI HOLDINGS, INC., A DIVISION OF SANMINA-SCI CORPORATION, a United Kingdom corporation having its principal place of business at 1 Crompton Way, North Newmoor Industrial Estate, Irvine, Ayrshire, KA11 4 HU Scotland ("SANMINA-SCI").

1. TERM

         The initial term of this Agreement shall commence on the Commencement Date and shall continue through the first anniversary of the Commencement Date unless sooner terminated by mutual agreement or in accordance with this Agreement. Upon the expiry of the initial term, this Agreement shall continue from year to year until one party terminates the Agreement by giving at least ninety (90) days' prior written notice to the other party. Notwithstanding the foregoing, the term of this Agreement shall automatically extend to include the term of any purchase order ("Order") issued hereunder.

2. PRICING

         2.1 Pricing. During the term, LIFESTREAM shall have the right to purchase from SANMINA-SCI the products specified in Exhibit A hereto, as such Exhibit may be amended from time to time (the "Products") at the prices set forth in Exhibit A (the "Prices"). Prices (a) are in U.S. Dollars, (b) include SANMINA-SCI designed packaging (unless otherwise specified in the bid documents), (c) exclude the items set forth in Section 2.2, and (d) are based on
(i) the configuration set forth in the specifications attached hereto as Exhibit C (the "Specifications") and (ii) the projected volumes, minimum run rates and other assumptions set forth in SANMINA-SCI's bid letter (if any) and Exhibit A. The Prices shall remain fixed for the term of the Agreement, subject to SANMINA-SCI's right to revise Prices (y) to account for any material variations on the market prices of components, parts and raw material (collectively "Components"), including any such variations resulting from shortages or (z) the price adjustments set forth in Section 2.3.

         2.2 Exclusions from Price. Prices do not include (a) export licensing of the Product or payment of broker's fees, duties, tariffs or other similar charges; (b) taxes or charges (other than those based on net income of SANMINA-SCI) imposed by any taxing authority upon the manufacture, sale, shipment, storage, "value add" or use of the Product which SANMINA-SCI is obligated to pay or collect; and (c) setup, tooling, or non-recurring engineering activities (collectively "NRE Charges"). Any charges for these items shall be separately invoiced.

         2.3 Other Price Adjustments:
             -----------------------

                  (a) LIFESTREAM acknowledges that the Prices set forth in Exhibit A are based on the forecasted volumes provided by LIFESTREAM to SANMINA-SCI. In the event LIFESTREAM fails to purchase Product in sufficient volumes consistent with the quoted prices, SANMINA-SCI reserves the right to bill-back LIFESTREAM for the difference between the prices paid and the prices associated with such lower volumes.

                  (b) LIFESTREAM acknowledges that the Prices are based on the Specifications and the assumptions set forth in SANMINA-SCI's bid letter and in Exhibit A. In the event SANMINA-SCI experiences an increase in cost as a result of changes in the pricing assumptions or the Specifications, SANMINA-SCI shall be entitled to the Price adjustment set forth in Section 6.1.

                  (c) LIFESTREAM acknowledges that some components are purchased in currencies other than US Dollars are thus subject to currency fluctuation. The Parties shall agree at the beginning of each calendar quarter on the exchange rate to be applied for various currencies in relation to the US dollar during the next calendar period. SCI shall be allowed to nominate the currencies to be covered based on suppliers' currency mix and the proposed exchange rate for each nominated currency, which shall reasonably reflect the current exchange rate valid for the next calendar period, both parties recognizing that neither party controls financial market future variances from this rate. In agreeing to the nominated exchange rate for each currency, the Parties shall apply a plus
1.5 per cent (+1.5%) and a minus 1.5 percent (-1.5%) dead zone in which the actual exchange rate may vary during the period without either party seeking adjustment from the other during the calendar quarter, but in all cases will be reconciled at the end of each calendar quarter. To the extent the actual exchange rate varies outside this dead zone during the course of the calendar quarter, either party have the right, but not the obligation, to request a reconciliation during the calendar period so as to achieve an equitable net currency exchange adjustment back to the agreed exchange rates. Any such adjustments under this Exhibit shall be made in good faith, expeditiously by both parties, and always with the goal that the payment received for Products should not be affected by exchange rate fluctuations, which are agreed to be beyond the control of either party. At the end of each calendar quarter (or earlier as the case may be) the actual SCI cost of non-US dollar currencies utilized to purchase components and services will be reconcilied back to the agreed US dollar exhange value, and the difference in cost will be either invoiced by SANMINA-SCI or credited to LIFESTREAM, on a net basis.

         2.4 Product Ordering. Product ordering shall be in accordance with the schedule or method of releases by Orders set forth in Article 4.

3. PAYMENT TERMS

         Payment terms are (*) after date of invoice. On any invoice not paid by maturity date, LIFESTREAM shall pay interest from maturity to date of payment at the rate of 1.5% per month. Payment shall be made in U.S. Dollars. Offsets and setoffs by either party are not allowed. In the event LIFESTREAM has any outstanding invoice for (*), SANMINA-SCI shall have the right to stop shipments of Product to LIFESTREAM until LIFESTREAM makes a sufficient payment to bring its account within the credit limit provided.

4. PURCHASE ORDERS/FORECAST/RESCHEDULE

         4.1 Purchase Orders.
             ----------------

                  (a) LIFESTREAM will issue to SANMINA-SCI specific Orders for Product covered by this Agreement. Each Order shall be in the form of a written or electronic communication and shall contain the following information: (i) a description of the Product by model number; (ii) the quantity of the Product;
(iii) the delivery date or shipping schedule; (iv) the location to which the Product is to be shipped; and (v) transportation instructions. Each Order shall provide an order number for billing purposes, and may include other instructions as may be appropriate under the circumstances.

                  (b) All Orders shall be confirmed by SANMINA-SCI within five
(5) business days of receipt. If SANMINA-SCI does not accept or reject the Order within the five day period, the Order shall be deemed rejected by SANMINA-SCI unless SANMINA-SCI has commenced performance, in which case the Order shall be deemed accepted to the extent of such performance. In the event SANMINA-SCI is unable to meet the delivery schedule set forth in a proposed Order, or finds the schedule to be unacceptable for some other reason, the parties shall negotiate in good faith to resolve the disputed matter(s).

         4.2 Forecast; Minimum Buys; Excess and Obsolete Inventory.
             -----------------------------------------------------

                  (a) Initial Forecast. Upon the execution of this Agreement, LIFESTREAM shall provide SANMINA-SCI with (i) an initial ninety (90) day firm Order and (ii) a forecast for Product requirements (in monthly buckets) for an additional nine (9) months ("Forecast"). The Order - and all subsequent Orders - shall be binding and may be rescheduled only in accordance with Section 4.2(d) or cancelled in accordance with Section 4.2(g). SANMINA-SCI shall make purchase commitments (including purchase commitments for Long Lead-time Components) to its Component suppliers ("Vendors") based upon the Order and Forecast, and LIFESTREAM shall be responsible for all such Components purchased in support of LIFESTREAM's then-current Forecast. For all other purposes, however, the Forecast shall be non-binding.

(*) Confidential treatment requested.

                  (b) Subsequent Forecasts. On the first business day of each calendar month after the initial Order and Forecast, the first Forecast month shall automatically become part of the Order, a new Forecast month shall be added, and a new firm Order issued, so that a rolling Order of ninety (90) days is always maintained.

                  (c) MRP Process.
                      ------------

                           (1) SANMINA-SCI shall take the Order and Forecast and
generate a Master Production Schedule ("MPS") for a twelve-month period in accordance with the process described in this Section. The MPS shall define the master plan on which SANMINA-SCI shall base its procurement, internal capacity projections and commitments. SANMINA-SCI shall use LIFESTREAM's Order to generate the first three (3) months of the MPS and shall use LIFESTREAM's Forecast to generate the subsequent nine (9) months of the MPS.

                           (2) SANMINA-SCI shall process the MPS through
industry-standard software (the "MRP Software") that will break down LIFESTREAM's Product requirements into Component requirements. When no Product testing (in-circuit or functional testing) is required by LIFESTREAM, SANMINA-SCI will use commercially reasonable efforts to schedule delivery of all Components to SANMINA-SCI eleven working days before the Products are scheduled to ship to LIFESTREAM; in the event Product testing is required, SANMINA-SCI will use commercially reasonable efforts to schedule delivery of all Components to SANMINA-SCI sixteen working days before the Products are scheduled to ship to LIFESTREAM.

                           (3) SANMINA-SCI will release (launch) purchase orders
to Vendors prior to the anticipated date that the Components are needed at SANMINA-SCI. The date on which these orders are launched will depend on the lead time determined between the Vendor and SANMINA-SCI and SANMINA-SCI's manufacturing or materials planning systems.

                           (4) A list of all Components with lead times greater
than ninety days ("Long Lead-time Components") is set forth in Exhibit B to this Agreement which will be amended from time to time by agreement of the Parties. SANMINA-SCI shall use reasonable efforts to update the list of Long Lead-time Components every quarter and present an updated list of Long Lead-time Components to LIFESTREAM at the time SANMINA-SCI presents LIFESTREAM with the E&O List described in section 4.2(e). Each revised Long Lead-time Item list shall be deemed an amendment to Exhibit B. In the event SANMINA-SCI fails to present an updated list of Long Lead-time Components, (i) the parties shall continue to rely on the preceding list (as updated in writing by the parties) and (ii) LIFESTREAM will accept responsibility for Long Leadtime Components ordered outside the leadtimes set forth in the list provided that SANMINA-SCI can demonstrate to LIFESTREAM'S reasonable satisfaction that such Components were ordered in accordance with the then-current Vendor leadtimes. (LIFESTREAM acknowledges that leadtimes constantly change and that SANMINA-SCI might not always be able to present LIFESTREAM with a current Long Leadtime Component
List).

                           (5) LIFESTREAM acknowledges that SANMINA-SCI will
order Components in quantities sufficient to support up to six months of LIFESTREAM's Forecast. In determining the quantity of Components to order, SANMINA-SCI divides the Components into three classes, "Class A" "Class B" and "Class C". Class A Components are comprised of the approximately three percent (3%) of Components constituting approximately eighty percent (80%) of the Product's total Component cost Class C Components are comprised of the approximately eighty percent (80%) of Components constituting approximately three percent (3%) of the Product's total Component cost. Class B Components are comprised of the remaining seventeen percent (17%) of Components constituting approximately seventeen percent (17%) of the Product's total Component cost. SANMINA-SCI will place orders with its vendors for approximately one (1-2) weeks' worth of Class A Components, two (2-4) weeks worth of Class B Components and three (3) months' worth of Class C Components. A summary of SANMINA-SCI's purchase commitments is set forth in the table below.


---------------------------- -------------------------- -------------------------- --------------------------
Part Class                   Expected Percentage of     Expected Percentage  of    Periods Worth of Supply
                             Total Parts                Total Value (of  Gross     to be Bought with Each
                                                        Requirements)              Order
---------------------------- -------------------------- -------------------------- --------------------------
A                            3%                         80%                        1-2 Weeks
---------------------------- -------------------------- -------------------------- --------------------------
B                            17%                        17%                        2-4 Weeks
---------------------------- -------------------------- -------------------------- --------------------------
C                            80%                        3%                         3 Months
---------------------------- -------------------------- -------------------------- --------------------------

                           (6) LIFESTREAM acknowledges that SANMINA-SCI will be
required to order Components in accordance with the various minimum buy quantities, tape and reel quantities, and multiples of packaging quantities required by the Vendor. In addition, LIFESTREAM acknowledges that there is a lag time between any Lifestream cancellation and the cancellation of the Components required to support production.

                  (d) Reschedule. LIFESTREAM may reschedule all or part of a scheduled delivery (per purchase order or forecast) one (1) time per quarter (for a maximum of two quarters) for a period not to exceed forty-five (45) days in accordance with the table below. At the end of this forty-five day period, LIFESTREAM shall either accept delivery of rescheduled finished units and/or pay SANMINA-SCI's Delivered Component Cost (as defined in Section 4.2(e)) associated with rescheduled units not yet built.

         [As an example, assume that LIFESTREAM's purchase order requested delivery of 100 units on July 31, 100 units on August 31, 100 units on September 30 and 100 units on October 31. On July 15, LIFESTREAM asks SANMINA-SCI to reschedule all deliveries to the maximum extent permitted under this Agreement. Because the Agreement does not permit reschedules within thirty days of the delivery date, none of the units scheduled for delivery on July 31 would be affected. SANMINA-SCI would, however, reschedule the delivery of fifteen units scheduled to be delivered on August 31 to October 15 (within 60 days, LIFESTREAM can reschedule 15% of any scheduled delivery for a maximum of 45 days), reschedule the delivery of thirty units scheduled to be delivered on September 30 to November 15 (within 90 days, LIFESTREAM can reschedule 30% of any scheduled delivery for a maximum of 45 days), and reschedule the delivery of 100 units scheduled to be delivered on October 31 to December 15 (after 90 days, LIFESTREAM can reschedule 100% of any scheduled delivery for a maximum of 45 days .]


------------------------------------------------ ---------------------------------------------------------
DAYS BEFORE P.O. DELIVERY DATE                   PERCENTAGE RESCHEDULE ALLOWANCE
------------------------------------------------ ---------------------------------------------------------
0 - 30                                           No Change
------------------------------------------------ ---------------------------------------------------------
31 - 60                                          15%
------------------------------------------------ ---------------------------------------------------------
61-90                                            30%
------------------------------------------------ ---------------------------------------------------------
> 90                                             100%
------------------------------------------------ ---------------------------------------------------------

         SANMINA-SCI shall use reasonable commercial efforts to accommodate any upside schedule changes beyond the firm order periods.

                  (e) Excess and Obsolete Inventory. Within a reasonable time after the end of each calendar quarter, SANMINA-SCI shall advise LIFESTREAM in writing of any excess or obsolete Components in its inventory and the Delivered Cost of such Components (the "E&O List"). For the purpose of this Agreement, "Delivered Cost" shall mean SANMINA-SCI's quoted cost of Components as stated on the bill of materials plus a materials margin equal to fifteen percent (15%). Within five (5) business days of receiving SANMINA-SCI's E&O List, LIFESTREAM shall advise SANMINA-SCI of any Component on the E&O List that it believes is not excess or obsolete. Within ten business days after receiving SANMINA-SCI's E&O List, SANMINA-SCI and LIFESTREAM shall finalize the E&O List, and LIFESTREAM shall issue to SANMINA-SCI an Order for all Components on the E&O List. LIFESTREAM shall pay SANMINA-SCI its Delivered Cost for Components on the E&O List within fifteen (15) days of the date of invoice. In the event the parties cannot agree as to the Components on the E&O List, LIFESTREAM shall pay SANMINA-SCI for all non-disputed Components in accordance with this Section, and shall pay SANMINA-SCI for all other Components on SANMINA-SCI's E&O List (in the event they remain excess or obsolete) forty-five days thereafter. For the purpose of this Section, the phrase "obsolete Component" shall mean any Component which is not currently used to manufacture LIFESTREAM's Product (whether as a result of an ECO or otherwise), and the term "excess Component" shall mean any Component which is not required to meet LIFESTREAM's Order or LIFESTREAM's Forecast to which such Component was initially ordered. LIFESTREAM shall not have the right to delay payment for excess Components by increasing or pushing out its Forecast.

                  (g) LIFESTREAM Component Liability. LIFESTREAM acknowledges that it shall be financially liable for all Components ordered in accordance with this Article. Specifically, LIFESTREAM's Component Liability shall be equal to SANMINA-SCI's Delivered Cost of all Components ordered in support of any Order or Forecast, including any excess Components resulting from any minimum buy quantities, tape and reel quantities, and multiples of packaging quantities required by the Vendor less the actual cost (per the bill of materials) of those Components which are returnable to Vendor (less any cancellation or restocking charges). At LIFESTREAM'S request, SANMINA-SCI shall use commercially reasonable efforts to minimize LIFESTREAM'S Component Liability by attempting to return Components to the Vendor; provided, however, that SANMINA-SCI shall not be (*).

5. DELIVERY AND ACCEPTANCE

         5.1 Delivery. All Product shipments shall be EX WORKS SANMINA-SCI's facility of manufacture (INCOTERMS 2000) and freight collect. Title to and risk of loss or damage to the Product shall pass to LIFESTREAM upon SANMINA-SCI's tender of the Product to LIFESTREAM's carrier. SANMINA-SCI shall mark, pack, package, crate, transport, ship and store Product to ensure (a) delivery of the Product to its ultimate destination in safe condition, (b) compliance with all requirements of the carrier and destination authorities, and (c) compliance with any special instructions of LIFESTREAM. SANMINA-SCI shall use reasonable efforts to deliver the Products on the agreed-upon delivery dates and shall use reasonable efforts to notify LIFESTREAM of any anticipated delays; provided, however that SANMINA-SCI shall not be liable for any failure to meet LIFESTREAM delivery dates and/or any failure to give notice of anticipated delays.

         5.2 Acceptance. Acceptance of the Product shall occur no later than fifteen (15) days after the arrival of the shipment of Product and shall be based solely on whether the Product passes a mutually agreeable Acceptance Test Procedure or Inspection designed to demonstrate compliance with the Specifications, to include, mutually agreed to 3rd party audit of the finished goods as part of the quality plan Exhibit G. Product cannot be rejected based on criteria that were unknown to SANMINA-SCI or based on test procedures that SANMINA-SCI does not conduct. Product shall be deemed accepted if not rejected within this fifteen-day period. Once a Product is accepted, all Product returns shall be handled in accordance with Article 7 (Warranty). Prior to returning any rejected Product, LIFESTREAM shall obtain an Authorized Return Material ("ARM") number from SANMINA-SCI, and shall return such Product in accordance with SANMINA-SCI's instructions; LIFESTREAM shall specify the reason for such rejection in all ARM's. In the event a Product is rejected, SANMINA-SCI shall have a reasonable opportunity to cure any defect which led to such rejection.

6. CHANGES

         6.1 General. LIFESTREAM may upon sufficient notice make changes within the general scope of this Agreement. Such changes may include, but are not limited to changes in (1) drawings, plans, designs, procedures, Specifications, test specifications or BOM, (2) methods of packaging and shipment, (3) quantities of Product to be furnished, (4) delivery schedule, or (5) Customer-Furnished Items. All changes other than changes in quantity of Products to be furnished shall be requested pursuant to an Engineering Change Notice ("ECN") and, if accepted by LIFESTREAM, finalized in an Engineering Change Order ("ECO"). If any such change causes either an increase or decrease in SANMINA-SCI's cost or the time required for performance of any part of the work under this Agreement (whether changed or not changed by any ECO) the Prices and/or delivery schedules shall be adjusted in a manner which would adequately compensate the parties for such change.

(*) Confidential treatment requested

         6.2 ECN's. SANMINA-SCI will respond to one ECN request per month without a non-recurring administrative fee; responses to additional ECN's will incur an administrative fee of $1,000.00 each. Within five (5) business days after an ECN is received, SANMINA-SCI shall advise LIFESTREAM in writing (a) of any change in Prices or delivery schedules resulting from the ECN and (b) the Delivered Cost of any Finished Product, Work-in-Process or Component rendered excess or obsolete as a result of the ECN (collectively the "ECN Charge"). Unless otherwise stated, ECN Charges are valid from thirty (30) days from the date of the ECN Charge.

         6.3 ECO's. In the event LIFESTREAM desires to proceed with the change after receiving the ECN Charge pursuant to Section 6.2, LIFESTREAM shall advise SANMINA-SCI in writing and shall immediately pay the portion of the ECN Charge set forth in Section 6.2(b). In the event LIFESTREAM does not desire to proceed with the Change after receiving the ECN change, it shall so notify SANMINA-SCI. In the event SANMINA-SCI does not receive written confirmation of LIFESTREAM's desire to proceed with the change within thirty days after SANMINA-SCI provides LIFESTREAM with the ECN Charge, the ECN shall be deemed cancelled.

7. WARRANTY

         7.1 SANMINA-SCI Warranty. SANMINA-SCI's warranty period is for one year from date of manufacture and is limited to correction of defects in SANMINA-SCI workmanship. For the purpose of this Section, "workmanship" shall mean manufacture in accordance with the most current version of IPC-A-600 or IPC-A-610, or LIFESTREAM's workmanship standards set forth in the Specifications. SANMINA-SCI shall, at its option and at its expense, repair, replace or issue a credit for Product found defective during the warranty period. In addition, SANMINA-SCI will pass on to LIFESTREAM all manufacturer's Component warranties to the extent that they are transferable, but will not independently warrant any Components.

         7.2 ARM Procedure. SANMINA-SCI shall concur in advance on all Product to be returned for repair or rework. LIFESTREAM shall obtain an Authorized Returned Material (ARM) number from SANMINA-SCI prior to return shipment. All returns shall state the specific reason for such return, and will be processed in accordance with SANMINA-SCI's Authorized Returned Material Procedure, a copy of which is available from SANMINA-SCI upon request SANMINA-SCI shall pay all transportation costs for valid returns of the Products to SANMINA-SCI and for the shipment of the repaired or replacement Products to LIFESTREAM, and shall bear all risk of loss or damage to such Products while in transit; LIFESTREAM shall pay these charges, plus a handling charge, for invalid or "no defect found" returns. Any repaired or replaced Product shall be warranted as set forth in this Article for a period equal to the greater of (i) the balance of the applicable warranty period relating to such Product or (ii) sixty (60) days after it is received by LIFESTREAM.

         7.3 Exclusions From Warranty. This warranty does not include Products that have defects or failures resulting from (a) LIFESTREAM's design of Products including, but not limited to, design functionality failures, specification inadequacies, failures relating to the functioning of Products in the manner for the intended purpose or in the specific LIFESTREAM's environment; (b) accident, disaster, neglect, abuse, misuse, improper handling, testing, storage or installation including improper handling in accordance with static sensitive electronic device handling requirements; (c) alterations, modifications or repairs by LIFESTREAM or third parties or (d) defective Customer-provided test equipment or test software. LIFESTREAM bears all design responsibility for the Product.

         7.4 Remedy. THE SOLE REMEDY UNDER THIS WARRANTY SHALL BE THE REPAIR, REPLACEMENT OR CREDIT FOR DEFECTIVE PARTS AS STATED ABOVE. THIS WARRANTY IS IN LIEU OF ANY OTHER WARRANTIES EITHER EXPRESS OR IMPLIED, INCLUDING
MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8. LIFESTREAM FURNISHED EQUIPMENT AND COMPONENTS

         8.1 Customer-Furnished Items. LIFESTREAM shall provide SANMINA-SCI with the equipment, tooling, Components or documentation set forth in EXHIBIT D (collectively the "Customer-Furnished Items"). The Customer-Furnished Items shall be fit for their intended purposes and shall be delivered to SANMINA-SCI in a timely manner. Documentation (including BOM's, drawings and artwork) shall be current and complete. LIFESTREAM shall be responsible for schedule delay, reasonable inventory carrying charges and allocated equipment down time charges associated with the incompleteness, late delivery or non-delivery of the Customer-Furnished Items.

         8.2 Care of Customer-Furnished Items. All Customer-Furnished Items shall remain the property of LIFESTREAM. SANMINA-SCI shall clearly identify all Customer-Furnished Items by an appropriate tag and shall utilize such Customer-Furnished Items solely in connection with the manufacture of LIFESTREAM's Product. SANMINA-SCI shall not make or allow modifications to be made to the Customer-Furnished Items without LIFESTREAM's prior written consent. SANMINA-SCI shall be responsible for reasonable diligence and care in the use and protection of any Customer-Furnished Items and routine maintenance and repairs of any Customer-Furnished Equipment, but shall not be responsible for major repairs or replacements (including service warranties and calibration to the equipment) or repair or replacement of failed Customer-Furnished Item unless such failure was caused by SANMINA-SCI's negligence or willful misconduct. All Customer-Furnished Items shall be returned to LIFESTREAM at LIFESTREAM's expense upon request and SAMINA-SCI's production and warranty obligations which require the utilization of the returned Customer-Furnished Items will cease upon SANMINA-SCI's fulfillment of LIFESTREAM's request.

         8.3 Customer-Furnished Components. Customer-furnished Components shall be handled in accordance with SANMINA-SCI's procedures regarding
Customer-Furnished Material, incorporated by reference herein, copies of which are available upon request.

9. INDEMNIFICATION AND LIMITATION OF LIABILITY

         9.1 SANMINA-SCI's Indemnification. SANMINA-SCI shall indemnify, defend, and hold LIFESTREAM and LIFESTREAM's affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the "Customer-Indemnified Parties") harmless from all demands, claims, actions, causes of action, proceedings, suits, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) of every kind (each a "Claim," and, collectively "Claims") (i) based upon personal injury or death or injury to property to the extent any of the foregoing is proximately caused either by the negligent or willful acts or omissions of SANMINA-SCI or its officers, employees, subcontractors or agents and/or (ii) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret or any actual or alleged violation of any other intellectual property rights arising from or in connection with SANMINA-SCI's manufacturing processes.

         9.2 LIFESTREAM's Indemnification. LIFESTREAM is responsible for the design of the Products. LIFESTREAM shall indemnify, defend, and hold SANMINA-SCI and SANMINA-SCI's affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the "SANMINA-SCI-Indemnified Parties") harmless from all Claims (i) based upon personal injury or death or injury to property to the extent any of the foregoing is proximately caused either by a defective Product, by the negligent or willful acts or omissions of LIFESTREAM or its officers, employees, subcontractors or agents, and/or (ii) arising from or relating to any allegation that the Product has a design defect(s), and/or (iii) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret or any actual or alleged violation of any other intellectual property rights arising from or in connection with the Products, except to the extent that such infringement exists as a result of use by LIFESTREAM of SANMINA-SCI's manufacturing processes.

         9.3 Procedure. A party entitled to indemnification pursuant to this Article (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") in writing of any Claims covered by this indemnity. Promptly after receipt of such notice, the Indemnitor shall assume the defense of such Claim with counsel reasonably satisfactory to the Indemnitee. If the Indemnitor fails, within a reasonable time after receipt of such notice, to assume the defense with counsel reasonably satisfactory to the Indemnitee or, if in the reasonable judgment of the Indemnitee, a direct or indirect conflict of interest exists between the parties with respect to the Claim, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such Claim for the account and at the expense of the Indemnitor. Notwithstanding the foregoing, if the Indemnitee in its sole judgment so elects, the Indemnitee may also participate in the defense of such action by employing counsel at its expense, without waiving the Indemnitor's obligation to indemnify and defend. The Indemnitor shall not compromise any Claim or consent to the entry of any judgment without an unconditional release of all liability of the Indemnitee to each claimant or plaintiff.

         9.4 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTIAL, PUNITIVE OR SPECIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; provided, however, that this Section shall not prevent a party from incurring the liabilities set forth in Section 9 (Indemnification) or 10 (Termination). IN NO EVENT SHALL SANMINA-SCI'S LIABILITY UNDER THIS AGREEMENT (WHETHER ASSERTED AS A TORT CLAIM OR CONTRACT CLAIM) EXCEED THE AMOUNTS PAID TO SANMINA-SCI HEREUNDER. IN NO EVENT WILL SANMINA-SCI BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY LIFESTREAM. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

10. TERMINATION

         10.1 Termination for Cause. Either party may terminate this Agreement or an Order hereunder for default if the other party materially breaches this Agreement; provided, however, no right of default shall accrue until (*) after the defaulting party is notified in writing of the material breach and has failed to cure or give adequate assurances of performance within (*) period after notice of material breach. Notwithstanding the foregoing, there shall be no cure period for payment-related defaults.

         10.2 Termination For Convenience. Either party may terminate this Agreement hereunder for any reason (*) prior written notice. In addition, LIFESTREAM may terminate an Order hereunder for any reason upon ninety days' (before scheduled shipment) prior written notice.

         10.3 Termination by Operation of Law. This Agreement shall immediately terminate should either party (a) become insolvent; (b) enter into or file a petition, arraignment or proceeding seeking on order for relief under the bankruptcy laws of its respective jurisdiction; (c) enter into a receivership of any of its assets or (d) enter into a dissolution or liquidation of its assets or an assignment for the benefit of its creditors.

         10.4 Consequences of Termination.
              ---------------------------

                  a. Termination for Reasons other than SANMINA-SCI's Breach. In the event this Agreement or an Order hereunder is terminated for any reason other than a breach by SANMINA-SCI (including but not limited to a force majeure or termination for convenience), LIFESTREAM shall pay SANMINA-SCI, termination charges equal to (1) the contract price for all finished Product existing at the time of termination; (2) SANMINA-SCI's cost (including labor, Components and a fifteen percent mark-up on Components and labor) for all work in process; and
(3) LIFESTREAM'S Component Liability pursuant to Section 4.2(f).

                  b. Termination Resulting From SANMINA-SCI'S Breach. In the event LIFESTREAM terminates this Agreement or any Order hereunder as a result of a breach by SANMINA-SCI, LIFESTREAM shall pay SANMINA-SCI, termination charges equal to (1) the contract price for all finished Product existing at the time of termination; (2) SANMINA-SCI's cost (including labor, Components) for all work in process; and (3) LIFESTREAM'S Component Liability pursuant to Section 4.2(f); provided, however, that for the purposes of this subsection only, LIFESTREAM's Component Liability shall be calculated using "actual cost" rather than "Delivered Cost."

11. QUALITY

         11.1 Specifications. Product shall be manufactured by SANMINA-SCI in accordance with the Specifications set forth in Exhibit C, as modified via written ECO's in accordance with this Agreement. Neither party shall make any change to the Specifications, to any Components described therein, or to the Products (including, without limitation, changes in form, fit, function, design,

(*) Confidential treatment requested.

appearance or place of manufacture of the Products or changes which would affect the reliability of any of the Products) unless such change is made in accordance with Section 6.1 and SANMINA-SCI's ECO procedure. Notwithstanding the foregoing, SANMINA-SCI shall be permitted to make changes in its manufacturing process at any time, so long as such changes do not affect the form, fit or function of the Products.

         11.2 Content of Specifications. The Specifications shall include, but shall not be limited to (i) detailed electrical, mechanical, performance and appearance specifications for each model of Product, (ii) the BOM; (iii) tooling specifications, along with a detailed description of the operation thereof, (iv) art work drawings, (v) Component specifications, (vi) supplier cross references.

         11.3 Quality of Components. SANMINA-SCI shall use in its production of Products such Components of a type, quality, and grade specified by LIFESTREAM to the extent LIFESTREAM chooses to so specify, and shall purchase Components only from Vendors appearing on LIFESTREAM's approved vendor list ("AVL"); provided, however, that in the event SANMINA-SCI cannot purchase a Component from a Vendor on LIFESTREAM'S AVL for any reason, SANMINA-SCI shall be able to purchase such Component from an alternate Vendor, subject to LIFESTREAM's prior written approval, which approval shall not be unreasonably withheld or delayed.

         11.4 Quality Specifications. SANMINA-SCI shall comply with the quality specifications set forth in its Quality Manual, incorporated by reference herein, a copy of which is available from SANMINA-SCI upon request.

         11.5 Inspection of Facility. Upon reasonable advance written notice, LIFESTREAM may inspect the Products and Components held by SANMINA-SCI for LIFESTREAM at SANMINA-SCI's facilities during SANMINA-SCI's regular business hours, provided that such inspection does not unduly affect SANMINA-SCI'S operations. LIFESTREAM and its representatives shall observe all security and handling measures of SANMINA-SCI while on SANMINA-SCI's premises. LIFESTREAM and its representatives acknowledge that their presence on SANMINA-SCI's property is at their sole risk.

12. FORCE MAJEURE

         12.1 Force Majeure Event. For purposes of this Agreement, a "Force Majeure Event" shall mean (i) the occurrence of unforeseen circumstances beyond a party's control and without such party's negligence or intentional misconduct, including, but not limited to, any act by any governmental authority, act of war, natural disaster, strike, boycott, embargo, shortage, riot, lockout, labor dispute, civil commotion and (ii) the failure of a Vendor to timely deliver a Component to SANMINA-SCI.

         12.2 Notice of Force Majeure Event. Neither party shall be responsible for any failure to perform due to a Force Majeure Event provided that such party gives notice to the other party of the Force Majeure Event as soon as reasonably practicable, but not later than five (5) days after the date on which such Party knew or should reasonably have known of the commencement of the Force Majeure Event, specifying the nature and particulars thereof and the expected duration thereof; provided, however, that the failure of a party to give notice of a Force Majeure Event shall not prevent such party from relying on this Section except to the extent that the other party has been prejudiced thereby

         12.3 Termination of Force Majeure Event. The party claiming a Force Majeure Event shall use reasonable efforts to mitigate the effect of any such Force Majeure Event and to cooperate to develop and implement a plan of remedial and reasonable alternative measure to remove the Force Majeure Event; provided, however, that neither party shall be required under this provision to settle any strike or other labor dispute on terms it considers to be unfavorable to it. Upon the cessation of the Force Majeure Event, the party affected thereby shall immediately notify the other party of such fact, and use its best efforts to resume normal performance of its obligations under the Agreement as soon as possible.

         12.4 Limitations. Notwithstanding that a Force Majeure Event otherwise exists, the provisions of this Article shall not excuse (i) any obligation of either party, including the obligation to pay money in a timely manner for Product actually delivered other liabilities actually incurred, that arose before the occurrence of the Force Majeure Event causing the suspension of performance; or (ii) any late delivery of Product, equipment, materials, supplies, tools, or other items caused solely by negligent acts or omissions on the part of such party.

         12.5 Termination for Convenience. In the event a party fails to perform any of its obligations for reasons defined above for a cumulative period of ninety (90) days or more from the date of such party's notification to the other party then the other party at its option may extend the corresponding delivery period for the length of the delay, or terminate this Agreement for Convenience in accordance with Paragraph 10.2.

13. CONFIDENTIALITY

         13.1 Definitions. For the purpose of this Agreement,

                  (a) "Confidential Information" means information (in any form or media) regarding a party's customers, prospective customers (including lists of customers and prospective customers), methods of operation, engineering methods and processes (include any information which may be obtained by a party by reverse engineering, decompiling or examining any software or hardware provided by the other party under this Agreement), programs and databases, patents and designs, billing rates, billing procedures, vendors and suppliers, business methods, finances, management, or any other business information relating to such party (whether constituting a trade secret or proprietary or otherwise) which has value to such party and is treated by such party as being confidential. Confidential Information in documentary or other tangible form will be clearly and conspicuously marked as `Confidential' or some similar marking. Verbal disclosures must be identified as confidential at the time of disclosure and must be confirmed in writing as confidential within thirty (30) days of the initial disclosure.

                  Confidential Information does not include information that (i) is known to the other party prior to receipt from the disclosing party hereunder, which knowledge shall be evidenced by written records, (ii) is independently developed as evidenced by written records, (iii) is or becomes in the public domain through no breach of this Agreement, or (iv) is received from a third party without breach of any obligation of confidentiality; and provided further, that Confidential Information does not include any information provided by LIFESTREAM to SANMINA-SCI regarding the manufacturing process.

                  (b) "Person" shall mean and include any individual, partnership, association, corporation, trust, unincorporated organization, limited liability company or any other business entity or enterprise.

                  (c) "Representative" shall mean a party's employees, agents, or representatives, including, without limitation, financial advisors, lawyers, accountants, experts, and consultants.

13.2 Nondisclosure Covenants.
     -----------------------

                  (a) In connection with this Agreement, each party (the "Disclosing Party") may furnish to the other party (the "Receiving Party") or its Representatives certain Confidential Information. For a period of three (3) years from the date of this Agreement, the Receiving Party (a) shall maintain as confidential all Confidential Information heretofore or hereafter disclosed to it by the Disclosing Party, (b) shall not, directly or indirectly, disclose any such Confidential Information to any Person other than those Representatives of the Receiving Party whose duties justify the need to know such Confidential Information and then only after each Representative has agreed to be bound by this Confidentiality Agreement and clearly understands his or her obligation to protect the confidentiality of such Confidential Information and to restrict the use of such Confidential Information and (c) shall treat such Confidential Information with the same degree of care as it treats its own Confidential Information (but in no case with less than a reasonable degree of care).

                  (b) The disclosure of any Confidential Information is solely for the purpose of enabling each party to perform under this Agreement, and the Receiving Party shall not use any Confidential Information disclosed by the Disclosing Party for any other purpose.

                  (c) Except as otherwise set forth in this Agreement, all Confidential Information supplied by the Disclosing Party shall remain the property of the Disclosing Party, and will be promptly returned by the Receiving Party upon receipt of written request therefor.

                  (d) If the Receiving Party or its Representative is requested or become legally compelled to disclose any of the Confidential Information, it will provide the Disclosing Party with prompt written notice. If a protective order or other remedy is not obtained, then only that part of the Confidential Information that is legally required to be furnished will be furnished, and reasonable efforts will be made to obtain reliable assurances of confidentiality.

         13.3 Injunctive Relief Authorized. Any material breach of this Section by a party or its Representatives may cause irreparable injury and the non-breaching party may be entitled to equitable relief, including injunctive relief and specific performance, in the event of a breach. The above will not be construed to limit the remedies available to a party. In addition, the prevailing party will be entitled to be reimbursed for all of its reasonable attorneys' fees and expenses at all levels of proceedings and for investigations, from the non-prevailing party.

14. INSURANCE

         SANMINA-SCI agrees to maintain during the term of this Agreement (a) workers' compensation insurance as prescribed by the law of the state in which SANMINA-SCI's services are performed; (*) SANMINA-SCI shall furnish to LIFESTREAM certificates or evidence of the foregoing insurance indicating the amount and nature of such coverage and the expiration date of each policy. Each party agrees that it, its insurer(s) and anyone claiming by, through, under or in its behalf shall have no claim, right of action or right of subrogation against the other party and the other party's affiliates, directors, officers, employees and customers based on any loss or liability insured against under the insurance required by this Agreement.

15. MISCELLANEOUS

         15.1 Integration Clause. This Agreement (including the Exhibits and Schedules to this Agreement) constitutes the entire agreement of the parties, superseding all previous Agreements covering the subject matter. This Agreement shall not be changed or modified except by written Agreement, specifically amending, modifying and changing this Agreement, signed by SANMINA-SCI and an authorized representative of LIFESTREAM.

         15.2 Order of Precedence. All quotations, Orders, acknowledgments and invoices issued pursuant to this Agreement are issued for convenience of the Parties only and shall be subject to the provisions of this Agreement and the

Exhibits hereto. When interpreting this Agreement, precedence shall be given to the respective parts in the following descending order: (a) this Agreement; (b) Schedules and Exhibits to this Agreement; and (c) if Orders are used to release product, those portions of the Order that are not pre-printed and which are accepted by SANMINA-SCI. The Parties acknowledge that the preprinted provisions on the reverse side of any such quotation, Purchase Order, acknowledgment or invoice and all terms other than the specific terms of LIFESTREAM's Purchase Order set forth in Section 4.1(a)(i)-(v) shall be deemed deleted and of no effect whatsoever. No modification to this Agreement, the Exhibits or any Order shall be valid without the prior written consent of the Purchase Agreement Coordinators of SANMINA-SCI and LIFESTREAM.

         15.3 Assignment. Neither this Agreement nor any rights or obligations hereunder shall be transferred or assigned by either party without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

         15.4 Notices. Wherever one party is required or permitted or required to give written notice to the other under this Agreement, such notice will be given by hand, by certified U.S. mail, return receipt requested, by overnight courier, or by fax and addressed as follows:

         If to Buyer:                                         with a copy to:

         Lifestream Technologies, Inc.                        Elsaesser Jarzabek Anderson Marks & Elloitt
         510 Clearwater Loop #101                             123 S. Third St.
         Post Falls, ID  83854                                P. O. Box 1049
         Att'n:  Edward R. Siemens COO                        Sandpoint, ID  83864
         Phone:  208-457-9409                                 Att'n:  Ford Elsaesser
         Fax:  208-457-9509                                   Phone:  208-263-0759
                                                              Fax:  208-263-0759

         If to Seller:                                        with a copy to:

         SANMINA-SCI Corporation                              SANMINA-SCI Corporation
         2700 N. First Street                                 2101 West Clinton Avenue
         San Jose, California  95134                          Huntsville, Alabama  35805
         Att'n:  President                                    Att'n:  Mgr. Of Contract Management
                 ---------                                            ---------------------------
         Phone:  (408) 964-3600                               Phone:  (256) 882-4637
         Fax: (408) 964-3636                                  Fax: (256) 882-4924

All such notices shall be effective upon receipt. Either party may designate a different notice address from time to time upon giving ten (10) days' prior written notice thereof to the other party.

         15.5 Disputes/Choice of Law. The parties shall attempt to resolve any disputes between them arising out of this Agreement through good faith negotiations. In the event the parties cannot resolve a dispute, the parties acknowledge and agree that the state courts of Santa Clara County, California and the federal courts located in the Northern District of the State of California shall have exclusive jurisdiction and venue to adjudicate any and all disputes arising out of or in connection with this Agreement. The parties consent to the exercise by such courts of personal jurisdiction over them and each party waives any objection it might otherwise have to venue, personal jurisdiction, inconvenience of forum, and any similar or related doctrine. This Agreement shall be construed in accordance with the substantive laws of the State of California (excluding its conflicts of laws principles).

         15.6 Import/Export. Unless otherwise agreed, LIFESTREAM shall be (i) the exporter of record for any Products and/or Product documentation exported from the country of manufacture, and shall comply with all applicable country of manufacture export control statutes and regulations, and (ii) the importer of record for all Products exported from the country of manufacture and later imported and returned to LIFESTREAM or to SANMINA-SCI. SANMINA-SCI will cooperate with LIFESTREAM in obtaining any export or import licenses for the Products.

                  LIFESTREAM hereby certifies that it will not knowingly export, directly or indirectly, any U.S. origin technical data or software acquired from SANMINA-SCI or any direct product of that technical data or software, to any country for which the United States Government requires an export license or other approval, without obtaining such approval from the United States Government.

         15.7 Electronic Data Interchange. The parties agree that transmission of data by electronic data interchange ("EDI") will not occur until a separate agreement governing such transmissions is executed. Upon execution, such EDI agreement will become an attachment to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date on page one, by their officers, duly authorized.

SANMINA-SCI CORPORATION                     LIFESTREAM TECHNOLOGIES, INC.



By: /s/ Jim Ferguson                                By: /s/ Edward R. Siemens
    --------------------------------                --------------------------
            Signature                                     Signature

    Jim Ferguson                                      Edward R. Siemens
------------------------------------                ---------------------
            Typed Name                                    Typed Name

    SVP for Southern Europe                           Chief Operating Officer
------------------------------------                ---------------------------
            Title                                         Title

    4-9-02                                            6-18-02
------------------------------------                ----------------------------
            Date                                          Date

INDEX


1.  TERM
2.  PRICING
3.  PAYMENT TERMS
4.  PURCHASE ORDERS/FORECAST/RESCHEDULE
5.  DELIVERY AND ACCEPTANCE
6.  CHANGES
7.  WARRANTY
8.  LIFESTREAM FURNISHED EQUIPMENT AND COMPONENTS
9.  INDEMNIFICATION AND LIMITATION OF LIABILITY
10. TERMINATION
11. QUALITY
12. FORCE MAJEURE
13. CONFIDENTIALITY AND NON-SOLICITATION OF EMPLOYEES
14. INSURANCE
15. MISCELLANEOUS


EXHIBITS

A.   PRICES
B.   LONG LEAD-TIME COMPONENTS
C.   SPECIFICATIONS
D.   LIFESTREAM FURNISHED EQUIPMENT, COMPONENTS AND DOCUMENTATION
E.   SHIPPING LABELING
F.   THE PRODUCT DESCRIPTIONS
G.   THE QUALITY PLAN

                                    EXHIBIT A
                                     PRICING


Lifestream Technologies and Sanmina-SCI agree that the attached BOM and quote dated March 28, 2002 represents the initial cost basis for this contract. Both parties agree that continuous cost reduction will be carried out under the terms of this agreement.

Non-recurring Engineering Charges:

(*)

Continuing cost reductions:
o        Test automation
o        Romkey connector
o        Battery Contacts
o        Postage Stamp assembly

(*)

Electronic components to be identified See Exhibit B Long Lead items

(*) Confidential treatment requested.

                                    EXHIBIT B
                            LONG LEAD-TIME COMPONENTS

This listing is intended to identify components expected to be or become long lead items.

(*)


(*) Confidential treatment requested.

                                    EXHIBIT C


                                 SPECIFICATIONS




The specifications for this product are as follows:

(*)


(*) Confidential treatment requested.

                                    EXHIBIT D


                CUSTOMER FURNISHED EQUIPMENT/CONSIGNED COMPONENTS



Lifestream will consign the following to Sanmina-SCI. The Companies agree that these items may be replaced as may be agreed to by the parties by Sanmina-SCI developed systems or items:

o (*)


(*) Confidential treatment requested.

                                    EXHIBIT E
                                SHIPPING LABELING


Each shipment of finished goods for the SKU LSP-4000 shall have the following shipper / Bill of Lading information and contents:


SHIPPING ADDRESS:

Lifestream Technologies, Inc
Bldg. 1000
570 Clearwater Loop Suite D
Post Falls, Idaho, USA 83854

(*)

ON THE SHIPPING CONTAINER AND ON THE BILL OF LADING:

(*)

EACH SHIPMENT TO CONTAIN:

Declaration of Conformity

CD-ROM containing Device History file



(*) Confidential treatment requested.

                                    EXHIBIT F
                                  THE PRODUCTS

Sanmina-SCI will provide services to: design, qualify, build, test, package, inspect, record data and ship, box build Stock-Keeping-Unit (SKU) medical devices to Lifestream Technologies. Sanmina-SCI will perform these activities for the product known as:

The Lifestream BASIC Cholesterol Monitor SKU Number: LSP-4000 (*)
o        Other products as specifications are developed and quotes provided.
o        (*)

Sanmina-SCI will provide sub-assemblies:

o        (*)

o Other sub assemblies as may be required, from time to time for development or production activities, to include but not be limited to: plastic enclosure parts, PCB assemblies, point of Sale boxes or trays

Sanmina-SCI will provide components:

o        (*)

o Other components as may be needed from time to time for development or production activities.


(*) Confidential treatment requested.

                                    EXHIBIT G
                                THE QUALITY PLAN

The Quality Plan for Sanmina-SCI's facilities, processes, finished device, subassemblies and components must conform to the following International and USA regulatory standards that apply to In-vitro diagnostic devices:

o        ISO-9001 (Standards for design and manufacturing processes)

o        US FDA QSR, GDP/GMP (Including, Device Master Record, Device History
         Record)

o        US FDA Class II Registered Medical Device Manufacturing Facility

The finished Product will be manufactured according to mutually agreed upon acceptance criteria for:

o Packaging, Plastics, labeling cosmetics, fit and finish. o Dimensional control

o Inspection and testing of the postage stamp optic sub-assembly o The retention of a 3rd party product auditor.

o Contents of quality records, the "Device History Record" to include as a minimum for each device:

         1.       Device Serial number
         2.       Device calibration values
         3.       Date of Manufacturer
         4.       Manufacturing site

Device Calibration and Testing

The device must perform according to the Lifestream labeling claims for accuracy and precision vs. the US national cholesterol reference method. Lifestream retains sole responsibility for this quality standard

The responsibility of Sanmina-SCI will be to produce devices that meet the total remission tolerance of +-.9% at approx 50% remission using Lifestream consigned test hard and software, colored remission masters and Lifestream / Sanmina-SCI approved calibration procedures(*)

Sanmina-SCI will conduct mutually agreed upon "Out of box Audit" and other tests, such as control solution evaluations and / or audits as may be required to insure assembly and performance standards are met.

A mutually agreed upon inspection and acceptance AQL standard will be developed.

Test software developed under the Lifestream (*)




(*) Confidential treatment requested.